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PRESS RELEASE                                    The Meditrust Companies

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197 First Avenue Needham, Massachusetts 02194-9127                (781) 433-6000
                                                              Fax (781) 433-1290

FOR IMMEDIATE RELEASE

Contacts:

      Elaine Quinlan                Dan Katcher/Sabrina Walheim
      Meditrust                     Abernathy MacGregor Frank
      (781) 433-6000                (212) 371-5999

                MEDITRUST TO ACQUIRE COBBLESTONE HOLDINGS
                        PARENT OF COBBLESTONE GOLF GROUP
                                FOR $241 MILLION

          Meditrust Intends to Accelerate Cobblestone's Plans
                          For Golf Course Acquisitions

            Needham, MA, (January 12, 1998) -- The Boards of Directors of The Meditrust Companies ("Meditrust")(NYSE: MT) announced today that they have signed a definitive merger agreement with Cobblestone Holdings, Inc., parent of Cobblestone Golf Group, Inc., ("Cobblestone"), under which Meditrust will acquire all of the outstanding preferred and common stock of Cobblestone for Meditrust stock valued at approximately $241 million. In addition, under the terms of the agreement, approximately $154 million of Cobblestone debt and associated costs will be either refinanced or assumed as a condition of closing.

            The transaction will position Meditrust as a leading consolidator in the golf industry and contribute to the growth of the combined entity in the first year after closing. With the acquisitions of Cobblestone and La Quinta Inns, Inc., Meditrust will have a total market capitalization of approximately $8 billion.

            Based in Del Mar, California, Cobblestone is a privately held company and one of the leading owners and operators of golf courses in the United States. Cobblestone has a portfolio of 25 facilities with 29 courses in major golf markets in Arizona, California, Florida, Georgia, Texas and Virginia. The portfolio includes eleven private country clubs, six semi-private clubs and eight daily fee courses. The company has achieved significant growth in revenues and EBITDA since its formation in 1992.

            Following the transaction, James "Bob" Husband, president and chief executive officer of Cobblestone, will continue to serve in his current capacity as president and




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CEO of Cobblestone. Cobblestone's headquarters will remain in Del Mar,
California and its properties will continue to be operated by Cobblestone management.

            Abraham D. Gosman, chairman of the boards of directors of The Meditrust Companies, said, "This transaction with Cobblestone adds leisure to the lodging platform that Meditrust established with the announcement of the La Quinta acquisition. With Bob Husband and his group, we gain an excellent management team to speed the rapid consolidation of this sector. We envision Cobblestone as the core of a number of golf-related acquisitions that we at Meditrust have planned in this extremely fragmented industry."

            Mr. Gosman continued, "Cobblestone has successfully increased cash flows at its facilities by increasing membership and revenues per customer, controlling operating costs, upgrading courses and related facilities and optimizing non-golf profit centers. In addition, Cobblestone has an outstanding track record of improving the financial performance of each golf course it has acquired. On average, Cobblestone has improved the course level EBITDA during the first twelve months of Cobblestone ownership by an average of more than 125% over the twelve months immediately prior to Cobblestone ownership."

            Bob Husband, president and chief executive officer of Cobblestone, said, "Cobblestone management believes that the company's superior track record for revenue growth and high margins is the result of our ability to provide a high-quality golf and recreational experience to every customer. I am delighted that Meditrust intends to accelerate Cobblestone's plans for future golf course acquisitions.

            "Cobblestone strives to attain the highest standards in the golf course management industry with regard to customer service, quality of facilities and courses, and professionalism and competency of the staff. This transaction with Meditrust allows Cobblestone to maintain these high standards of quality and to pursue its comprehensive marketing and merchandising strategy aimed at increasing club membership and course utilization," concluded Mr. Husband.

            David H. Wong, a general partner at Brentwood Associates, the private equity firm that co-founded Cobblestone, noted, "We believe Cobblestone is an excellent example of the partnership of capital and management




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successfully generating fundamental value creation through acquisitions and internal growth. We are very pleased with the outstanding returns produced by this investment for our limited partners, and we are delighted to be receiving Meditrust stock in this transaction. Furthermore, with this transaction we believe we have provided Cobblestone a partner with the resources to achieve management's goal of becoming the leading owner/operator of golf courses in the United States."

            Meditrust noted that the Cobblestone transaction will have no significant impact on the terms or timetable for the closing of the transaction with La Quinta Inns, Inc., announced on January 4, 1998. The Cobblestone transaction is anticipated to close in mid- to late February 1998.

            Salomon Smith Barney, Inc. acted as financial adviser to Meditrust, and Donaldson, Lufkin & Jenrette Securities Corporation acted as financial adviser to Cobblestone.

            The Meditrust Companies, a paired share real estate investment trust and the nation's largest health care real estate investment trust, with headquarters in Needham, Massachusetts, consists of Meditrust Corporation and Meditrust Operating Company. Meditrust has investments in over 500 health care facilities in 41 states with 38 different operators and presently has a total market capitalization in excess of $4.5 billion.

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Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Meditrust believes the statements are based on reasonable assumptions, the company can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the availability of equity and debt financing for acquisitions and renovations, interest rates, competition in a given market and other risks detailed from time to time in the filings of Meditrust Corporation and Meditrust Operating Company with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.